            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Financial Highlights" in the Proxy Statement and to the incorporation by reference of our reports dated September 20, 2007 and October 18, 2007, with respect to the financial statements and financial highlights of RiverSource Core Bond Fund and RiverSource Diversified Bond Fund, respectively, included in the Annual Reports for the years ended July 31, 2007 and August 31, 2007, respectively, in the Registration Statement (Form N-14) of the RiverSource Diversified Income Series, Inc. filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-146689).


                                              /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 20, 2007